UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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School Specialty, Inc.

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PRELIMINARY COPIES

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 18, 2009

To the Shareholders of School Specialty, Inc.:

The 2009 Annual Meeting of Shareholders of School Specialty, Inc. will be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 18, 2009 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect the two directors nominated by the Board of Directors of School Specialty, Inc. to serve until the 2012 Annual Meeting of Shareholders as Class II directors;

(2)	To approve an amendment to the Company’s Articles of Incorporation with respect to shareholder election of directors appointed to fill Board vacancies;

(3)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2010; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Shareholders of record at the close of business on July 6, 2009 are entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or Internet vote. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

July 14, 2009

PRELIMINARY COPIES

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

July 14, 2009

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday of April each year. In this Proxy Statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 25, 2009 is referred to as “fiscal 2009”).

This Proxy Statement is furnished by the Board of Directors of School Specialty for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Shareholders to be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 18, 2009 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for fiscal 2009, will be mailed to shareholders starting on or about July 14, 2009.

Shareholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or following the instructions for Internet voting on the proxy card. If you submit a signed proxy card or vote by telephone or Internet, you may still attend the Annual Meeting and vote in person. Any shareholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the two individuals nominated by the Company’s Board of Directors to serve as Class II directors;

•	FOR approval of the amendment to the Company’s Articles of Incorporation with respect to shareholder election of directors appointed to fill Board vacancies; and

•	FOR ratification of the appointment of the independent registered public accounting firm.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain shareholders by telephone or other electronic means.

Only shareholders of record at the close of business on July 6, 2009 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had approximately 18,828,957 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Wisconsin law and School Specialty’s By-Laws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election, “withhold authority” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

With respect to the vote required to approve the various proposals at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. In the election of a director, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

•

Approval of the proposal to amend the Company’s Articles of Incorporation with respect to election of directors appointed to fill Board vacancies requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will therefore have the effect of votes against the approval of this proposal.

•

Ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of ratification exceed the votes cast opposing the ratification. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 18, 2009

This proxy statement and our Annual Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (11)
David J. Vander Zanden (1)	364,678	1.9%
Thomas M. Slagle (1)	51,000	*
Steven F. Korte (1)	37,500	*
Gregory D. Cessna (1)	40,500	*
David N. Vander Ploeg (1)	10,750	*
A. Jacqueline Dout (1)	6,780	*
Edward C. Emma (1)	21,280	*
Terry L. Lay (1)	30,780	*
Jonathan J. Ledecky (1)	549,404	*
Herbert A. Trucksess, III (1)	15,780	*
Jacqueline F. Woods (1)	13,450	*
All executive officers, directors and director nominees as a group (11 persons) (1)	1,141,902	6.1%

MSD Capital, L.P. (2) MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	2,784,500	14.8%

Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,613,571	8.6%

T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, Maryland 21202	1,458,879	7.7%

EARNEST Partners, LLC (5) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309 .	1,434,327	7.6%

Barclays Global Investors, N.A. (6) 400 Howard Street San Francisco, California 94105	1,250,976	6.6%

Wells Fargo & Company (7) 420 Montgomery Street San Francisco, CA 94163	1,183,168	6.3%

Artisan Partners Limited Partnership (8) Artisan Investment Corporation ZFIC, Inc. Andrew A. Ziegler Carlene M. Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,111,600	5.9%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (11)

Prudential Financial, Inc. (9) 751 Broad Street Newark, NJ 07102-3777	1,050,816	5.6%

Jennison Associates LLC (10) 466 Lexington Avenue New York, NY 10017	990,495	5.3%

*	Less than 1% of the outstanding Common Stock.

(1)	Share amounts include shares subject to options granted under our 1998 and/or 2002 Stock Incentive Plans that are currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 275,000 for Mr. Vander Zanden, 50,000 for Mr. Slagle, 37,500 for Mr. Korte, 37,500 for Mr. Cessna, 8,750 for Mr. Vander Ploeg, 3,680 for Ms. Dout, 18,180 for Mr. Emma, 28,180 for Mr. Lay, 48,180 for Mr. Ledecky, 10,680 for Mr. Trucksess, 10,680 for Ms. Woods and 528,330 for all executive officers and directors as a group.

(2)	MSD Capital, L.P. and MSD SBI, L.P. have jointly filed an amended Schedule 13D with the Securities and Exchange Commission (“SEC”) reporting that they had, as of June 20, 2006, shared voting and dispositive power over 2,784,500 shares of Common Stock.

(3)	Dimensional Fund Advisors LP (“Dimensional”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 1,586,103 shares of Common Stock and sole dispositive power over 1,613,571 shares of Common Stock in its role as investment advisor to four investment companies registered under the Investment Company Act of 1940 and investment manager to certain other comingled group trusts and separate accounts (such trusts and accounts, together with such investment companies, referred to as the “Funds”). According to the filing, all securities reported therein are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(4)	T. Rowe Price Associates, Inc. (“Price Associates”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 284,576 shares of Common Stock and had sole dispositive power over 1,458,879 shares of Common Stock. According to the filing, Price Associates expressly denies beneficial ownership of the securities reported therein.

(5)	EARNEST Partners, LLC filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 494,147 shares of Common Stock, shared voting power over 324,642 shares of Common Stock and sole dispositive power over 1,434,327 shares of Common Stock.

(6)	Barclays Global Investors, N.A. has filed a Schedule 13G on its behalf and on behalf of its following affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, the shares reported were held as of December 31, 2008 by Barclays Global Investors, N.A. in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, N.A. and the affiliates have, in aggregate, sole voting power with respect to 967,011 shares of Common Stock and sole dispositive power with respect to 1,250,796 shares of Common Stock.

(7)	Wells Fargo & Company (“Wells Fargo”) has filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 1,049,134 shares of Common Stock, shared voting power over 7,682 shares of Common Stock, sole dispositive power over 1,082,673 shares of Common Stock and shared dispositive power over 72,503 shares of Common Stock. Wells Fargo made the filing on its own behalf and on behalf of the subsidiaries listed therein, with whom the securities reported therein are beneficially owned on a consolidated basis.

(8)

The parties filed a Schedule 13G with the SEC reporting that they had, as of December 31, 2008, shared voting power over 1,020,300 shares of Common Stock and shared dispositive power over 1,111,600 shares of Common Stock. According to the filing, the shares were acquired on behalf of discretionary clients of

Artisan Partners Limited Partnership (“Artisan Partners”). Artisan Investment Corporation (“Artisan Investment Corp.”) is the general partner of Artisan Partners; ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

(9)	Prudential has filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 77,672 shares of Common Stock, shared voting power over 956,044 shares of Common Stock, sole dispositive power over 77,672 shares of Common Stock and shared dispositive power over 973,144 shares of Common Stock held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates.

(10)	Jennison Associates LLC (“Jennison”) has filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2008, sole voting power over 981,995 shares of Common Stock and sole dispositive power over 990,495 shares of Common Stock in its role as investment advisor of several investment companies, insurance separate accounts and institutional clients. According to the filing, Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison, and may therefore be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the shares of Common Stock owned by the portfolio managed by Jennison. As a result, shares of Common Stock reported as beneficially owned by Jennison may be included in the shares of Common Stock reported as beneficially owned by Prudential.

(11)	Based on 18,828,957 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board of Directors currently consists of seven members. The Board of Directors has determined that the majority of the current directors are independent under the listing standards of The NASDAQ Stock Market LLC. Our independent directors include A. Jacqueline Dout, Edward C. Emma, Terry L. Lay, Jonathan J. Ledecky, Herbert A. Trucksess, III and Jacqueline F. Woods. Directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of the directors in Class II expires at the Annual Meeting. The Board of Directors proposes that the nominees described below be elected as Class II directors for a new term ending at the 2012 Annual Meeting and until their successors are duly elected and qualified. Both of the nominees for director currently serve as Class II directors and are standing for re-election.

Each of the nominees has indicated a willingness to serve as a director, but if either nominee should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors unanimously recommends that shareholders vote “for” the election of the nominees to serve as directors set forth below.

NOMINEES FOR DIRECTOR—CLASS II

(term expiring 2012)

Name and Age of Director

David J. Vander Zanden Age 54	Mr. Vander Zanden has served as Chief Executive Officer of School Specialty since September 2002. He served both as President and Chief Executive Officer from September 2002 to March 2007 and as Interim Chief Executive Officer from March 2002 to September 2002. Mr. Vander Zanden served as President and Chief Operating Officer from March 1998 to March 2002. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since June 1998.

Jacqueline F. Woods Age 61	Ms. Woods has served as a director of School Specialty since December 2006. Ms. Woods is the retired President of AT&T Ohio, formerly SBC Ohio, and currently is a senior consultant with the Landau Public Relations firm. She is also a director of The Timken Company, The Andersons, Inc., University Hospitals and Playhouse Square Foundation. Additionally, she is trustee of Kent State University and Muskingum College.

CONTINUING DIRECTORS—CLASS III

(term expiring 2010)

Name and Age of Director

A. Jacqueline Dout Age 54	Ms. Dout has served as a director of School Specialty since August 2007. She retired at the end of 2008 from Pella Corporation, a designer, tester, manufacturer and installer of windows and doors, as Senior Vice President, Chief Financial Officer and Secretary, having joined the company in 2002. Prior to joining Pella, Ms. Dout was President of JJB Enterprises, Inc., a strategic and financial consulting firm. From 1994 to 1998, she was Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., a manufactured home builder and retailer, and before that was Vice President and Treasurer for IMCERA Group, Inc., a maker and seller of medical products. Ms. Dout was director, chairperson of the audit committee and a member of the compensation committee of Cavco Industries, Inc., a producer of manufactured housing, park model and cabin vacation homes, until her retirement in 2008. She has served on numerous education boards, including the Iowa State Board of Education and several university boards.

Terry L. Lay Age 61	Mr. Lay has served as a director of School Specialty since June 2004 and was appointed non-executive Chairman of the Board in February 2006. Mr. Lay, who is retired, served as the Chief Executive Officer of Haggar Clothing Co. from October 2007 through March 2009. Mr. Lay had previously been retired from VF Corporation since June 2005, having served as its Vice President and Chairman – Global Jeanswear Coalition. Previously, he served as Vice President and Chairman – Outdoor and International Jeanswear Coalitions. In October 2000, Mr. Lay was named Vice President Global Processes for VF Corporation in addition to his role as Chairman of VF’s International Jeanswear Coalition, which he held from March 1999 until his retirement. He previously served as President of the Lee Apparel Company.

Herbert A. Trucksess, III Age 60	Mr. Trucksess has been a director of School Specialty since February 2007. He is the Chairman of Saia, Inc., previously SCS Transportation Inc., a leading less-than-truckload transportation and supply chain solutions business. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with affiliates of Sun Company (now Sunoco, Inc.).

CONTINUING DIRECTORS—CLASS I

(term expiring 2011)

Name and Age of Director

Edward C. Emma Age 54	Mr. Emma has served as a director of School Specialty since June 2006. He has been President and Chief Operating Officer of Jockey International, Inc. since 1995, and has served in various management roles at Jockey International since 1991. Mr. Emma has been a director of Jockey International since 1994.

Jonathan J. Ledecky Age 51	Mr. Ledecky has served as a director of School Specialty since June 1998 and was an employee of School Specialty from June 1998 to June 2000. He is currently President, Secretary and a director of Triplecrown Acquisition Corp., a publicly-traded Special Purpose Acquisition Corporation formed in October 2007. He previously served in the same capacities with Endeavor Acquisition Corp. from 2005 to 2007. He is also Chairman of the Ledecky Foundation, a philanthropic organization, and Chairman of Ironbound Partners Fund LLC, a private investment management fund.

CORPORATE GOVERNANCE

The Board of Directors has standing Governance/Nominating, Compensation and Audit Committees, each of which is governed in accordance with a written charter. The Board of Directors held six meetings in fiscal 2009. In accordance with the Company’s Governance Guidelines, directors are expected to attend each regular and special meeting of the Board and of each committee of which the director is a member. Each director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which such director served, if any, in fiscal 2009. In connection with each regularly scheduled Board meeting, the independent directors meet in executive session without the participation of our Chief Executive Officer or other executive officers. School Specialty does not have a policy regarding board members’ attendance at the annual meeting of shareholders; however, all of the members of the Board of Directors attended the 2008 annual meeting of shareholders.

Governance/Nominating Committee. The Governance/Nominating Committee is responsible for approving director nominations. The Governance/Nominating Committee’s charter sets forth the authority and responsibilities of the committee with respect to director nominations. In connection with the selection and nomination process, the committee reviews the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty.

The members of the Governance/Nominating Committee include Ms. Woods (Chairperson), Mr. Lay and Ms. Dout, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Governance/Nominating Committee held four meetings in fiscal 2009.

The Governance/Nominating Committee will consider candidates nominated by shareholders of School Specialty in accordance with the procedures set forth in School Specialty’s By-Laws. Under School Specialty’s By-Laws, nominations other than those made at the discretion of the Board of Directors (or persons appointed by the Board of Directors) must be made pursuant to a timely notice in proper written form to the Secretary of School Specialty. To be timely, a shareholder’s request to nominate a person for director at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of School Specialty at School Specialty’s principal office not less than 60 nor more than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination. Candidates nominated by shareholders of School Specialty in accordance with these procedures will be evaluated by the Governance/Nominating Committee on the same basis as other nominees.

The Board of Directors has adopted Corporate Governance Guidelines, which relate to, among other things, policies relating to the following Board matters:

•

The Governance/Nominating Committee is responsible for coordinating an annual self-evaluation of the performance of the Board of Directors and each of its committees, the results of which will be discussed with the full Board;

•

Unless specifically approved by the Governance/Nominating Committee, the chief executive officer of the Company may serve on the board of directors of no more than one other publicly-traded company, and the other members of School Specialty’s Board may serve on the boards of directors of no more than two other publicly-traded companies;

•

Subject to shareholder approval of the proposed amendment to the Company’s Articles of Incorporation described under Proposal Two in this Proxy Statement, any director appointed by the Board will be nominated for election by the Company’s shareholders for the balance of the term of the class to which such director is appointed at the Company’s first annual meeting of shareholders following such appointment; and

•	No individual who would be 72 years of age or older at the time of his or her election will be eligible to stand for election to the Board of Directors.

Compensation Committee. Under its charter, the responsibilities and powers of the Compensation Committee include the following:

•	reviewing and updating, as needed, the Company’s executive compensation objectives, policies and philosophy;

•

the review and approval of the performance and compensation of the Company’s executive officers, including the Chief Executive Officer, whose compensation must be also be ratified by a majority of the independent members of the Board of Directors;

•	making recommendations to the Board of Directors with respect to incentive compensation and equity-based or other compensation plans that require full Board approval;

•

the review and administration of the Company’s executive compensation plans, including all incentive compensation and equity-based or other compensation plans, and designating plan participants, establishing objectives and applicable performance measurement criteria and approving awards;

•

serving as the committee required under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) with responsibility for establishing, administering, and certifying attainment of performance goals in order to comply with such section as the Compensation Committee deems appropriate;

•

reviewing the level and composition of compensation and benefits provided to non-employee members of the Board of Directors on a periodic basis, and approving any changes, with ratification of such changes by a majority of the independent members of the Board of Directors;

•

as required under the rules of the SEC, providing a Compensation Committee report to be included in the Company’s annual proxy statement which states whether (1) the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required to be included in the Company’s annual proxy statement, and (2) based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement; and

•	taking further action as necessary or appropriate upon authority provided by the Board of Directors with respect to any other compensation matters that may arise.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that the Compensation Committee will oversee the evaluation of the performance of the executive officers of the Company, and will counsel the appropriate executive officers in management development and performance evaluation matters.

The Compensation Committee may delegate authority and assign responsibility with respect to such of its functions to such officers of the Company, or committees comprised of officers or subcommittees of committee members, as it may deem appropriate from time to time. In addition, in the course of fulfilling its duties, the Compensation Committee has the sole authority to retain, at the Company’s expense, a compensation consultant, to approve the consultant’s fees and other retention terms, and to terminate any such compensation consultant. The Compensation Committee also has the sole authority to retain, at the Company’s expense, legal, accounting or other advisors, including sole discretion to approve the fees and other retention terms of any such advisor, and to terminate any such advisor.

The members of the Compensation Committee are Mr. Emma (Chairman), Mr. Trucksess and Ms. Woods, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Compensation Committee held five meetings in fiscal 2009. Additional information regarding the role of the Compensation Committee may be found under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Audit Committee. The Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. In addition, the Audit

Committee, with the assistance of the Chief Human Resources Officer, is responsible for administering, investigating violations of and determining corrective and disciplinary action under the Company’s Code of Ethics. The members of the Audit Committee are Mr. Trucksess (Chairman), Mr. Lay and Ms. Dout, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. Mr. Trucksess, Mr. Lay and Ms. Dout have each been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted, and the Board of Directors has approved, a charter for the Audit Committee. The Audit Committee held four meetings in fiscal 2009.

Shareholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Karen Riching, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate board member(s).

Certain documents relating to corporate governance matters are available on School Specialty’s web site at www.schoolspecialty.com. These documents include the following:

•	The charters of the Audit Committee, the Compensation Committee and the Governance/ Nominating Committee;

•	Corporate Governance Guidelines; and

•

Code of Business Conduct/Ethics, which contains an employee hotline number that employees may use to report suspected code violations on a confidential basis. All employees of School Specialty have been made aware of the availability of the hotline.

RELATED PARTY TRANSACTIONS

The Company’s Audit Committee Charter includes a provision that the responsibilities of the audit committee include a review and approval of all related-party transactions with directors, executive officers, 5% shareholders, members of their family and persons or entities affiliated with any of them. While the Charter does not provide specific procedures as to the review of related-party transactions, the Audit Committee requires management to present to the Committee at each quarterly meeting the details of any such transactions. Any such related-party transactions would be reviewed and evaluated by the Audit Committee members based on the specific facts and circumstances of each transaction. The Audit Committee’s philosophy is to discourage all related-party transaction, and as such, Company has not entered into any related-party transactions in recent years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2009, except that late reports were filed in connection with the grant of performance-based Non-Vested Stock Units to School Specialty’s six independent directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (which we refer to in this section as the “Committee”) of the Company’s Board of Directors is responsible for administering the Company’s compensation programs. The Committee strongly believes in the concepts of both pay for performance and in aligning the compensation of the Named Executive Officers with the interests of shareholders. This correlation of pay for performance and alignment with shareholder interests is reflected in the Named Executive Officers’ compensation for fiscal 2009. Like most companies, the economic and financial downturn has had a negative impact on both the Company’s financial results for fiscal 2009 and on the Company’s Common Stock price. The Summary Compensation Table and other compensation disclosures set forth below show how the annual incentive plan payments and the value of equity awards for the Company’s officers have been adversely affected by both the Company’s fiscal 2009 results and stock price. In addition, the executives will not be receiving salary increases in fiscal 2010. Thus, while the Company and the Compensation Committee remain committed to the longer term compensation objectives and philosophies as described below, it has been necessary and appropriate to implement shorter term expense reduction actions in these challenging economic times to enhance shareholder interests.

Objectives. The objectives of the Company’s executive compensation program are as follows:

•	To attract, retain and motivate highly talented executive officers;

•	To provide incentives to the Company’s executive officers to achieve and exceed the Company’s annual and long-term financial goals; and

•	To enhance shareholder value by aligning the annual and long-term financial objectives of our executive officers with the interests of our shareholders.

The Committee uses these objectives as a foundation in designing a competitive compensation package for the Company’s executive officers which combines both cash and non-cash components, and which places a significant portion of total compensation at risk by tying compensation to the Company’s annual and long-term financial performance and to the creation of shareholder value. The program is also designed to differentiate among and reward the Company’s best performers and to allow executive officers to build an equity stake in the Company, aligning their interests with those of shareholders.

Role of Independent Compensation Consultant. Under its charter, the Committee has the authority to retain a compensation consultant at the Company’s expense. The Committee engages Towers Perrin as an independent compensation consultant (which we refer to in this section as the “Independent Compensation Consultant”) for advice on matters of senior executive compensation. The Committee retains the sole authority to hire a consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

Upon the engagement of the Independent Compensation Consultant, the Committee instructed the Independent Compensation Consultant to perform the following services:

•	Provide an annual assessment of the total compensation for executive level positions;

•	Provide advice on competitive practice and executive compensation issues and trends;

•	Provide an independent recommendation on Chief Executive Officer compensation at the outset of the engagement;

•	Provide a review of the Company’s overall compensation plan design, with a focus on long-term incentives; and

•	Review the Company’s annual proxy materials.

The Independent Compensation Consultant presented its recommendation regarding the compensation of the Chief Executive Officer directly to the Committee for its consideration without the participation of the Chief Executive Officer. The other recommendations of the consultant are provided to the Committee and the Chief Executive Officer with input from the Company’s Chief Human Resources Officer who works directly with the consultant on the above matters.

Role of Company Management. The Compensation Committee is also supported in its work by the Company’s Chief Human Resources Officer and supporting personnel. The Chief Human Resources Officer works most closely with the Committee and the Independent Compensation Consultant. This support includes providing reports, data and analysis with respect to current and proposed compensation, answering inquiries from members of the Committee, preparing documentation with respect to compensation plans and programs, and advising the Compensation Committee concerning compensation decisions (except as it relates specifically to her compensation). The Chief Executive Officer provides input to the Chief Human Resources Officer to develop recommendations concerning executive officer compensation, with the exception of the Chief Executive Officer’s own compensation, and presents these recommendations to the Compensation Committee and the Independent Compensation Consultant.

Philosophy and Components

The Committee’s philosophy is that the compensation paid to the Company’s executive officers should be market competitive, be aligned with the short- and long-term financial goals of the Company and be reflective of the performance of the executive officers as individuals. The Company’s executive compensation plans are structured in a manner intended to provide a balance of fixed compensation and performance-based incentive compensation.

Based on the objectives and philosophies, the Committee has adopted a compensation structure for our executive officers, including the Named Executive Officers, which is principally comprised of three components:

•	Base salary;

•	Annual cash incentive awards; and

•	Long-term equity incentive awards.

It is the intention of the Committee that, in allocating among the various components of the Company’s compensation program, the overall compensation paid to the Company’s executive officers will reflect the average proportion of the most commonly used executive compensation components used by comparable companies, as described below. The Committee establishes performance criteria and goals at levels it believes will ultimately deliver value approximating the median range of compensation at comparable companies.

As part of its engagement, the Independent Compensation Consultant provides an executive compensation analysis. This analysis is a summary of proprietary survey data that reflects size-adjusted company revenue (approximately $1.0 billion) and comparative employment position information from a general industry group of approximately 400 U.S. market-capitalized companies. This analysis includes total compensation amounts and compensation amounts by component for positions comparable to the Company’s executive officers expressed in terms of percentiles for the companies comprising the survey group.

The Committee reviews the analysis in order to establish a guideline in setting both the compensation amounts as well as the allocation between long-term equity compensation and currently payable cash compensation. The Committee’s targets for the Company’s executive compensation are for each of the compensation components to be within 15% of the 50th percentile, or median, of the survey participants. The Committee believes that the use of the median will result in a competitive compensation package sufficient to address retention of executives. This median is a guideline; the Committee does use its discretion to vary from the median based on its review of other subjective items such as individual job performance, complexities and responsibilities of the position, potential for advancement and experience.

Annually, the Committee assesses the availability of peer benchmark public company data but has found that the number of such peers is limited. Thus, the Committee has determined it is not appropriate to benchmark pay, but instead to review pay as it relates to broad multi-industry data.

Base Salary. The Committee views base salary as an important tool for fulfilling its objective of attracting and retaining highly competent executive officers in a competitive market. In addition to the consideration of the market median base salary data for a particular position, the Committee considers other factors when determining base salary, such as complexities and responsibilities of the position, individual performance, potential for advancement, and the experience of the executive. The Committee also considers the CEO’s recommendations, which are based in substantial part on the guidelines described above as well as on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer against objectives established at the start of each year, their current and future responsibilities, our recent financial performance, retention considerations and general economic and competitive conditions. The Committee reviews and approves the base salary for all executive officers and requests ratification from a majority of the independent members of the Board of Directors regarding the compensation of the CEO.

Annual Cash Incentive. In addition, the Committee believes that a significant portion of total compensation should be directly related to and contingent upon objective performance criteria. Accordingly, the executive officers participate in the Company’s Incentive Bonus Plan, which provides an annual cash incentive based on objective formulas tied to each individual’s profit center and/or the Company as a whole, which are established by the Committee annually. Any cash incentive compensation plans are adopted by the Board of Directors based on the recommendation of the Committee.

Long-Term Incentives. Finally, the Company believes that providing for equity ownership by our executive officers is an important component in ensuring that executive officers’ interests remain closely aligned with the interests of our shareholders. Equity ownership is accomplished through a combination of awards of both stock options and performance-based Non-Vested Stock Units (“NSUs”). Any equity-based compensation plans are adopted by the Board of Directors based on the recommendation of the Committee. The Committee has historically awarded stock options to executive officers upon commencement of employment or promotion into an executive position. Additional stock option awards are granted to executive officers annually as the Committee deems appropriate based on individual performance and as necessary to ensure continued competitive positioning with the marketplace, again by reference to the market median. In addition, the Committee annually awards NSUs to executive officers. The details of the stock options and NSUs are discussed below.

The Committee believes the combination of these two types of long-term incentive grants provide a balance between two elements of its compensation policy: paying for performance and aligning the interests of executives with shareholders. Both types of awards are performance-based and payout is strictly tied to Company performance. The Committee believes stock options are inherently performance-based because the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the Common Stock appreciates over time. Thus, stock options are intended to provide equity compensation to our employees, including our Named Executive Officers, only when value is created for our shareholders. NSU’s are designed to mirror shareholder interests by exposing executives to downside risk in the event of a decline in the Company’s performance.

The philosophy of linking the executive officers’ interests with the interests of shareholders has been further implemented by the adoption of stock ownership guidelines applicable to the Company’s executive officers, as discussed below.

Typically, at its meeting in June of each year, the Committee makes its annual equity incentive award decisions. The Committee also established the performance metric for NSUs at the June 2008 meeting.

Allocation of Compensation Among Components. The Committee’s executive compensation strategy is to target each of the three components of total compensation (base salary, annual cash incentive awards, and long-term incentive awards) at approximately 100% of the market median, or the 50th percentile, of the compensation for comparable companies as represented in the survey data as discussed in the Philosophy section. Each of these components is reviewed annually by the Committee, with its compensation consultant, along with the assistance of the Company’s Chief Human Resources Officer, against the market median. The Committee references the market median as a guideline for both the amounts of, and the allocation between, its long-term compensation and currently paid out compensation in an effort to ensure the compensation mix is competitive within the market in which the Company competes for executive level talent. While the Company utilizes the survey data as a reference, it does not specifically benchmark total compensation, or any particular compensation component, against specific companies.

The Committee believes targeting the 50th percentile of the survey data for both total compensation and the allocation among the three compensation components will result in a competitive compensation package to attract, motivate and retain executives, this median is only a guideline. While the Committee retains the discretion to consider other subjective criteria in setting compensation, such as individual job performance, complexities and responsibilities of an individual’s position, potential for advancement and experience, the fiscal 2009 compensation for the Named Executive Officers remains aligned with the market median. These other subjective factors are incorporated into the Committee’s philosophy in order to provide the Committee the flexibility to adjust compensation when it believes the market median does not reflect the contribution by or expected of a particular officer of the Company.

The total compensation opportunity for certain executive officers and other senior leaders may be higher (or lower) than the median guideline if superior or (subpar) results are achieved. For the Named Executive Officers, the portion of total compensation at risk is significantly higher than for less senior executive officers.

Base Salary

As discussed in the Philosophy section, the Company views a competitive base salary as an important tool for meeting the objective of attracting and retaining highly talented executive officers. Base salaries also serve as a basis for the Company’s annual Incentive Bonus Plan, which expresses bonus opportunity as a percentage of annual base salary. While annual base salary is paid even if annual performance goals are not met, individual job performance and magnitude of responsibilities are considered by the Committee when evaluating proposed salary adjustments.

As discussed above, the Committee generally targets the market median (50th percentile) when establishing base salaries at the beginning of the term of each executive’s employment agreement, an approach it believes allows the Company to effectively compete in the market for qualified employees without placing an overemphasis on fixed compensation. The incoming base salary of the executive is then subject to the Committee’s annual review and adjustment. As stated above, actual salary levels may vary from the market median as determined by the Committee due to the Committee’s subjective assessment of several factors, including the individual’s level of responsibility, experience, potential for advancement and individual job performance evaluation. However, the Committee’s guideline is that actual salary levels should not vary more than 15% from the market median. The Committee’s establishment and adjustment of base salaries are not directly tied to specific performance metrics. Accordingly, in making salary recommendations for fiscal 2009, the Committee considered both the information provided by the survey group, particularly comparative position information with respect to the survey group, and the subjective factors for Named Executive Officers. For example, if in the view of the Committee, a named executive officer has more or less responsibility than a counterpart at a company within the survey data, the Committee will take into account that information in deciding the executive’s base salary level.

Mr. Vander Zanden’s base salary is reviewed at least annually by the Committee, which recommends any changes for approval by the Board of Directors. Mr. Vander Zanden’s base salary level was not adjusted in Fiscal 2009. Thus, as of April 25, 2009, Mr. Vander Zanden’s annual base salary remained at $675,000.

Salaries for executive officers other than the Chief Executive Officer are recommended to the Committee by the Chief Executive Officer for review and approval prior to submission to the Board of Directors for ratification. These recommendations are based on survey group information from the Independent Compensation Consultant and the other factors mentioned above that the Chief Executive Officer reviews and assesses with the Company’s Chief Human Resources Officer. The Committee considers annual merit increases to base salaries for the Named Executive Officers immediately prior to the regularly scheduled August Board meeting.

Mr. Slagle’s base salary level was not increased in fiscal 2009, remaining at $543,500. Mr. Vander Ploeg’s base salary was established at $330,000 under his employment agreement dated April 21, 2008 and was not increased during fiscal 2009.

Effective August 26, 2008, Mr. Cessna’s base salary was increased from $310,500 to $341,550 in conjunction with the Committee’s annual review of base salary merit increases. Mr. Cessna’s increase was related to the increased responsibilities he has assumed as the new leader of the Company’s Education Resources business segment. Effective August 26, 2008, Mr. Korte’s base salary was increased from $310,500 to $341,550 in conjunction with the Committee’s annual review of base salary merit increases. Mr. Korte’s increase was related to both the strong performance in fiscal 2008 of the publishing business units for which he is responsible, as well as an adjustment to keep his base salary competitive with the median base salaries for similar positions for publishing companies within the survey group.

As part of the Company’s expense reduction initiatives, it is planned that base salaries for the Named Executive Officers will be frozen in fiscal 2010.

Annual Cash Incentive Bonus Plan

The Committee believes it is important to have a significant portion of annual cash compensation tied to the short-term (annual) performance of the Company, since the executive officers bear significant responsibility for that performance. It is intended that, at target performance, this component of the total compensation of executive officers be competitive with the median of the market, but also reward executive officers for the achievement of performance objectives. The Committee believes that performance-based incentive compensation serves the objective of aligning the interests of the executive officers with the interests of the Company and its shareholders.

The Committee annually reviews and establishes targets for annual bonus payouts to be applicable for the current plan year. At the regularly scheduled board meeting that occurs in June, the Committee approves the metrics to be employed for the plan year, the performance targets for the metrics, the relative weighting of the metrics, and the payout as a percentage of the target performance level. The Committee reviews the mix of performance metrics on a periodic basis in an effort to ensure a strong correlation exists between the performance metrics used for incentive compensation purposes and shareholder interests.

Once the performance metrics are established, the Committee reviews and approves payout matrices that establish a threshold, target and maximum performance level for each metric based on the Company’s operating business plan, taking into account what the Committee and management believes to be the likelihood of achieving the business plan, and a range of payouts between threshold and maximum performance levels. Because the Committee does not believe that annual incentive compensation should be paid for financial results that fall below minimum acceptable levels, no annual incentive payouts will be made for performance below the threshold. Similarly, because the Committee believes that additional annual incentive payments for performance above certain performance levels has no beneficial incentive effect, no incremental payouts are made under the annual incentive compensation plan for financial performance exceeding the maximum level.

The Committee establishes threshold, target and maximum performance levels based on a subjective evaluation of the probability of attaining the metric. The Committee typically establishes threshold payouts at levels that it assesses to be approximately 80%–90% achievable, target payouts at levels that it assesses to be approximately 50%–60% achievable and the maximum payouts at levels that it assesses to be approximately 10%–20% achievable. Target award levels, expressed as a percentage of base salary for each participant, differ by individual based upon the overall responsibility of the employment position and in relation to such percentages established by the survey data. The ranges are periodically reviewed and updated by the Committee. For fiscal 2009, the following ranges were in effect for the Named Executive Officers:

Executive Position	Payout at Threshold	Payout at Target	Payout at Maximum
David Vander Zanden	18%	90%	150%
Thomas Slagle	15%	75%	130%
David Vander Ploeg	10%	50%	100%
Gregory Cessna	10%	50%	100%
Steven Korte	10%	50%	100%

The annual incentive compensation plan allows for the Committee to use its discretion as to the appropriate treatment of any impact that a financial restatement would have on cash incentive awards; however, should a financial restatement ever occur, the Committee would review the facts and circumstances surrounding the restatement to determine the impact if any on current or future total compensation. The Board or the Committee has the discretion to adjust the plan year results to properly reflect the affects of any acquisition or other unusual event that occurred during the plan year. For fiscal 2009, there were no such adjustments made.

For fiscal 2009, the sole performance criterion for Mr. Vander Zanden, Mr. Slagle and Mr. Vander Ploeg was consolidated diluted earnings per share from continuing operations (“EPS”). The Committee believed that EPS was the metric that best aligned the performance of the Company with the interests of shareholders. For Mr. Korte and Mr. Cessna, the performance criteria were EPS (30%) and group EBITA (Earnings Before Interest, Tax and Amortization) (70%). The Committee used EPS and group EBITA as the primary performance measures as it believes that those measurements are closely correlated with the creation of shareholder value. However, if the Company does not achieve its threshold EPS target, the portion of the cash incentive bonus attributable to EBITA will not pay out regardless of how the group performed. Each year, the Committee will reevaluate the specific performance measures and the associated targets for future year awards.

For fiscal 2009, the threshold EPS attainment was established at $2.25, the target was $2.47 and the maximum was $2.65. The Company’s actual EPS performance for fiscal 2009 was $1.83. The EBITA threshold, target and maximum for Mr. Cessna’s businesses were $52,988,000, $54,627,000, and $60,090,000, respectively. The actual fiscal 2009 EBITA for his businesses was $31,983,000. The EBITA threshold, target and maximum for Mr. Korte’s businesses were $54,659,000, $56,349,000 and $61,983,000. The actual fiscal 2009 EBITA for his businesses was $50,234,000. Since the Company did not achieve the threshold EPS performance level, the Company did not make any cash incentive compensation payouts for fiscal 2009 for its Named Executive Officers.

Equity-Based Incentives

During fiscal 2009, the Company had in place three equity incentive plans pursuant to which the Committee could grant equity-based awards to executive officers of the Company (and others): the 1998 Stock Incentive Plan (the “1998 Plan”), which expired on June 8, 2008, the 2002 Stock Incentive Plan (the “2002 Plan”), and the

2008 Equity Incentive Plan (the “2008 Plan”). The Committee has established guidelines for the administration and use of equity-based compensation in a manner consistent with the compensation objectives and philosophy described above.

The executive compensation analysis prepared by the Independent Compensation Consultant is used by the Committee to target long-term incentive awards at a level for which the grant date fair value of any such awards is comparable to the 50th percentile of long-term compensation awarded by those companies in the survey data for each executive level position. This comparison is intended to provide a guideline as to current market practices rather than a benchmark against which the Company’s long-term equity incentive awards are measured. While the Committee typically targets the 50th percentile, for fiscal 2010 the Committee plans to use its discretion to target such awards at 80% of this level. The Committee is lowering the target for fiscal 2010 grants due to the significant decline in the Company’s stock price over the past year. The Committee believes that the current historically low valuation in the Company’s stock price may, otherwise, lead to an unintended increase in the future value of fiscal 2010 awards.

The guidelines include targeting a balanced mix of two types of long-term incentive grants for executive officers:

•

Nonqualified stock options, which vest over time (typically four years) and are intended to meet the objective of aligning the interests of the executive officers with the interests of the Company and its shareholders by providing value to the holder only if the value of the Common Stock increases after the date of grant; and

•

Performance based NSUs pursuant to which payouts are entirely contingent on the attainment of corporate performance targets over a three-year performance period, which are intended to foster stock ownership among executive officers and to meet the objective of providing incentives to the executive officers to achieve and exceed long-term financial goals, both through the number of shares earned and the value of those shares when received.

Non-Qualified Stock Options. The Committee has historically granted “at-the-money” stock options to executive officers upon the commencement of employment. In determining the number of options to grant, it is the intent of the Committee that the value of the grant should approximately equal the compensation value that the executive officer would have received if the same number of options had been granted annually over a three-year period, based on option compensation valuation models. The Committee believes this approach provides an immediate alignment of interests between the executive and shareholders. Under the historical philosophy, executive officers would then typically receive subsequent option grants every three years with a compensation value equal to the same number of options if they had been granted annually over the three-year period. Beginning in fiscal 2010, the Committee is transitioning from a three-year to an annual stock option award program. The amount to be granted with these annual awards will be roughly one third of the amounts awarded based on the previous awards of every three years. The Committee believes these annual grants are more consistent with prevailing market practices and will be more effective in achieving the compensation objectives of retention and motivating long-term performance. The Committee also believes that annual grants will better mitigate distortions caused by stock price volatility over time. The Committee views stock options as an effective incentive to achieve longer-term performance because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date.

The Company expenses the fair value of the stock options, determined on date of grant, ratably over the four-year vesting period.

In accordance with the above philosophy, and based upon the recommendations by the Committee determined using the Independent Compensation Consultant’s executive compensation analysis, in fiscal 2009, Mr. Vander Ploeg was granted 35,000 stock options upon commencement of employment with the Company. None of the other Named Executive Officers received a stock option award in fiscal 2009. In addition to the survey data provided by the Independent Compensation Consultant used to determine the median future value of annual stock option awards by position, the executive compensation analysis of the Independent Compensation Consultant provided the Committee with a plan to equitably transition all Named Executives to an annual award schedule. All of the Named Executive Officers will be eligible to receive pro-rated annual grants in fiscal 2010 based on the timing of their most recent grants, as discussed above.

Performance Based Non-Vested Stock Units (NSUs). NSUs have been granted to the Named Executive Officers and others at the beginning of each fiscal year, commencing with fiscal 2008. For executive officers, vesting of the NSUs granted at the beginning of fiscal 2008 and fiscal 2009 is contingent upon a cumulative three-year average EPS target. The Committee had used three-year average EPS as the performance metric for the NSUs, as the Committee believed that a three-year EPS metric most closely aligned the long-term interests of the executive officers with the long-term interests of the shareholders. The performance period for the fiscal 2008 grant includes fiscal 2008, 2009 and 2010. The performance period for the fiscal 2009 grant includes fiscal 2009, 2010 and 2011. The NSUs are intended to provide an incentive for the executive officers to achieve the Company’s longer-term financial and strategic objectives while also encouraging retention, as the value of the NSUs are linked to the price of the Common Stock at the three-year vesting point and are subject to forfeiture if the executive officer leaves the Company during the three-year cycle.

The Plan employs a matrix of payouts (to be made in shares of Common Stock) between the established threshold and maximum three-year average EPS goals ranging from 80% to 200% of an executive’s targeted number of NSUs, with the EPS goal being established and approved by the Committee within 90 days of the beginning of the award cycle. The target goal is established to be on average 60% achievable resulting in 100% payout of the executive’s targeted number of NSUs. The Committee will certify whether the performance goals have been met and approve the payout of any awards made under the plan after the audited financial statements after the end of each three-year cycle have been issued. The grant of awards for the three-year fiscal period 2008-2010 is referred to as the Fiscal 2008 Performance Share Program. The grant of awards for the three-year fiscal period 2009-2011 is referred to as the Fiscal 2009 Performance Share Program. It is the Committee’s intention to employ performance-based NSU awards on annual basis going forward as a component of equity-based compensation.

The number of shares to be awarded to the Company’s Named Executive Officers for each of the fiscal 2008 and fiscal 2009 Performance Share Programs if the respective three-year average EPS goals are achieved at the indicated levels is as follows:

	Shares Awarded at Threshold		Shares Awarded at Target		Shares Awarded at Maximum
Executive Position	Fiscal 2008 Performance Share Program	Fiscal 2009 Performance Share Program	Fiscal 2008 Performance Share Program	Fiscal 2009 Performance Share Program	Fiscal 2008 Performance Share Program	Fiscal 2009 Performance Share Program
David Vander Zanden	21,200	19,600	26,500	24,500	53,000	49,000
Thomas Slagle	12,000	10,400	15,000	13,000	30,000	26,000
David Vander Ploeg		4,000		5,000		10,000
Gregory Cessna	3,200	4,800	4,000	6,000	8,000	12,000
Steven Korte	3,200	4,800	4,000	6,000	8,000	12,000

The Company expenses the grant date fair value of the NSUs over the three-year vesting/ performance period and reassesses the attainment of the performance level for each three-year cycle on a quarterly basis.

Retirement Income Program

The Company offers retirement benefits to its employees through the tax-qualified employee and employer-funded School Specialty, Inc. 401(k) Plan. The Committee allows for the participation of the Named Executive

Officers in this plan, and the terms governing the retirement benefits under this plan for the Named Executive Officers are the same as those available for other eligible employees. Employees, including the Company’s Named Executive Officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed, and the investments chosen by the participant. The plan does not involve any guaranteed minimum returns or above-market returns. Instead, the investment returns are dependent upon actual investment results. Employees direct their own investments in the 401(k) Plan.

Stock Ownership Guidelines

In keeping with the Committee’s desire to link the interests of management and shareholders, the Committee adopted stock ownership guidelines for its executive officers in fiscal 2008. The Committee views these stock ownership guidelines as an effective means of aligning the interests of the executive officers with those of shareholders, since it requires executive officers to be subject to long-term stock price volatility. These equity ownership guidelines have been implemented for the Named Executive Officers, other members of executive management, and directors and are required to be met by the later of June 2013 or six years after the commencement of employment for newly-hired executive officers and directors. Under the guidelines, the target value of shares to be held has been established as a multiple of annual base salary for Company executive officers and as a multiple of the annual retainer for directors as set forth below:

Chief Executive Officer	4.0 times base salary
President and Chief Operating Officer	2.5 times base salary
Chief Financial Officer	1.0 times base salary
Executive Vice Presidents	1.0 times base salary
Outside Directors	4.0 times annual director cash retainer

Directors and officers are required to achieve these stock ownership guidelines by the end of the sixth year after becoming subject to the guidelines. A milestone check will occur in year four with the expectation that the executive officers have attained at least 50% of the required share ownership. Should the executive have not attained at least 50% of the required ownership within four years or 100% of the guideline by the end of the sixth year, the Board has the discretion to pay 30% to 50% of the executive officer’s annual bonus in Common Stock to support further attainment of the ownership requirement. For purposes of calculating the progress towards the ownership guideline, the participant’s established guideline value is divided by the Company’s average closing price of its Common Stock over the prior 365-day period and rounded to the nearest 100 shares.

The Company is in the early stages of its stock ownership guidelines, and while none of its executive officers has attained the minimum ownership requirement as of yet, progress is being made toward attaining those requirements.

Perquisites and Other Personal Benefits

Other than relocation-related perquisites which may be provided to senior leaders and executive officers, the Company does not provide perquisites to the Named Executive Officers. Personal benefits provided to all employees, including the Named Executive Officers, include employee discounts on Company products, subsidies on health care costs, and paid time off.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1 million for any fiscal year paid to the corporation’s chief executive officer and other highly compensated executive officers whose compensation is required to be reported in this Proxy Statement as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In making compensation decisions, it is the

Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m). Because of uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that the compensation paid to our most highly compensated officers will be deductible for federal income tax purposes, notwithstanding the Company’s efforts to satisfy such section. In addition, the Company may pay compensation that does not satisfy these requirements for deduction if it is deemed advisable for business reasons.

Summary Compensation Information. The following table sets forth the compensation earned by the Named Executive Officers during fiscal 2009:

Summary Compensation Table—Fiscal 2009

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (5)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David J. Vander Zanden	2009	$675,000	$—	$193,450	$934,947	$—	$6,900	(2)	$1,810,297
Chief Executive Officer	2008	$663,558	$—	$322,417	$936,593	$758,048	$6,092	(2)	$2,686,708
	2007	$505,000	$—	$—	$264,576	$—	$6,089	(2)	$775,665

Thomas M. Slagle	2009	$543,500	$—	$109,500	$348,667	$—	$6,900	(2)	$1,008,567
President and Chief	2008	$537,096	$150,000	$182,500	$347,824	$522,165	$108,565	(3)	$1,848,150
Operating Officer	2007	$64,615	$—	$—	$42,031	$—	$—		$106,646

Steven F. Korte	2009	$330,802	$—	$29,200	$193,032	$—	$6,900	(2)	$559,934
Executive Vice President,	2008	$306,865	$—	$48,667	$193,359	$214,499	$6,092	(2)	$769,482
Educational Publishing	2007	$287,562	$41,668	$—	$193,359	$—	$6,089	(2)	$528,678

Gregory D. Cessna	2009	$326,742	$—	$29,200	$193,032	$—	$6,900	(2)	$555,874
Executive Vice President,	2008	$306,865	$—	$48,667	$193,359	$107,710	$6,092	(2)	$662,693
Education Essentials	2007	$278,562	$41,668	$—	$193,359	$—	$86,459	(4)	$600,048

David Vander Ploeg	2009	$330,000	$—	$—	$80,067	$—	$6,537	(2)	$416,604
Vice President and
Chief Financial Officer

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with SFAS 123(R), disregarding the estimate of forfeitures for service-based vesting conditions, and thus include amounts from awards granted during fiscal 2009 and also awards granted prior to fiscal 2009. The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2009.

(2)	Represents contributions by the Company under the School Specialty, Inc. 401(k) plan.

(3)	Includes $103,768 of relocation benefits paid to or on behalf of Mr. Slagle in fiscal 2008, and $4,797 of contributions by the Company under the School Specialty, Inc. 401(k) plan.

(4)	Includes $79,859 of relocation benefits paid to or on behalf of Mr. Cessna by the Company in fiscal 2007 and $6,600 of contributions by the Company under the School Specialty, Inc. 401(k) plan.

(5)	Represents discretionary cash bonuses awarded to Messrs. Korte and Cessna for their service to the Company in fiscal 2007 and paid in the first quarter of fiscal 2008. Mr. Slagle’s employment agreement, dated March 15, 2007, provided for a one-time bonus payment of $150,000 if the Company achieved 90% of its budgeted EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) in the first quarter of fiscal 2008. The Company’s budgeted EBITDA in the first quarter of fiscal 2008, pursuant the budget approved by the Company’s Board of Directors, was $77,220,000. The Company’s actual EBITDA in the first quarter of fiscal 2008 was $81,541,000. Thus, Mr. Slagle was awarded the $150,000 cash bonus in accordance with the attainment of the performance metric.

Grants of Plan-Based Awards. Details of grants of options to acquire School Specialty Common Stock and an estimate of our future payouts under our non-equity incentive plan for fiscal 2009 for Named Executive Officers are listed below.

Grants of Plan-Based Awards—Fiscal 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Vander Zanden	(1)	$121,500	$607,500	$1,012,500	19,600	24,500	49,000	—	—	$—	$754,355
Thomas M. Slagle	(1)	$81,525	$407,625	$706,550	10,400	13,000	26,000	—	—	$—	$400,270
Steven F. Korte	(1)	$33,080	$165,401	$330,802	4,800	6,000	12,000	—	—	$—	$184,740
Gregory D. Cessna	(1)	$32,674	$163,371	$326,742	4,800	6,000	12,000	—	—	$—	$184,740
David Vander Ploeg	(1)	$13,200	$66,000	$165,000	4,000	5,000	10,000	—	—	$—	$153,950

(1)	Represents potential cash awards under the Company’s Incentive Bonus Plan and awards of NSUs for the 2009-2011 Performance Award Cycle.

(2)	Amounts shown reflect the grant date fair value computed in accordance with SFAS 123(R). The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2009.

(3)	If the fiscal 2009 NSU awards are paid at maximum at the end of the three-year performance cycle, the value of the distributed shares, using the April 25, 2009 stock price of $17.91, would be $877,593 for Mr. Vander Zanden, $465,660 for Mr. Slagle, $214,920 for both Mr. Korte and Mr. Cessna, and $179,100 for Mr. Vander Ploeg.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company is party to an employment agreement with each of the Named Executive Officers who is currently employed with the Company. Each employment agreement sets for the terms of that officer’s employment, including among other things, salary, cash incentive plan arrangements, separation arrangements and other compensation. Material terms are described below.

The Company entered into an employment agreement with Mr. Vander Zanden on November 5, 2002. The agreement had an initial term of three years, and automatically renews for additional three year terms following the first year of the initial term or any renewal term unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $425,000 (subject to increase at the discretion of the Board of Directors) and participation in a performance-based incentive compensation plan. Mr. Vander Zanden’s annual base salary for fiscal 2009 was the same as his fiscal 2008 annual base salary of $675,000, as described above. The agreement contains a confidentiality provision that is triggered upon the termination of Mr. Vander Zanden’s employment and runs for a period of two years. The agreement provides Mr. Vander Zanden the right to terminate his employment upon a change of control of the Company. In the event Mr. Vander Zanden’s employment is terminated due to his death or disability or upon a change of control, the Company is required to pay to him his base salary for the balance of the then remaining term of the agreement. Additionally, during any period of salary continuation described in the agreement, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company. The agreement contains a non-compete provision that applies during Mr. Vander Zanden’s employment and runs for a period of two years following termination of employment or the length of time he receives base salary payments, whichever is longer. On November 5, 2002, the Board of Directors of School Specialty approved an Executive Term Life Insurance Plan (the “Plan”) for Mr. Vander Zanden. The Plan provided for $20 million of term life insurance coverage on the life of Mr. Vander Zanden. The Plan, with premiums paid by the Company, provided coverage under two separate policies. The first policy provided for $10 million of coverage, with the Company designated as the beneficiary. The second policy provided for $10 million of coverage, with beneficiaries designated by Mr. Vander Zanden. At the request of Mr. Vander Zanden, the Board of Directors authorized cancellation of the second policy in fiscal 2006, reducing the total coverage from $20 million to $10 million with the Company as the sole remaining beneficiary.

The Company entered into an employment agreement with Mr. Slagle on March 15, 2007. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $525,000, participation in an incentive bonus plan, an option to purchase 100,000 shares of Common Stock and participation in an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Mr. Slagle’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Slagle will have no additional rights if his employment is terminated for cause, death, disability, or resignation except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Vander Ploeg effective April 21, 2008. The agreement has an initial term of three years and provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan with a 50% of annual earned base salary target with a maximum opportunity of 100%, an option to purchase 35,000 shares of Common Stock as approved by the Committee of the Board of Directors at the regular meeting held in May of 2008, and participation in an equity-based performance incentive plan beginning in fiscal 2009 consisting of a grant of NSUs at a target of 5,000 units, as approved by the Committee at the June 2008 regular meeting. The agreement contains confidentiality and non-compete provisions that continue for 18 months after termination of employment. In the event Mr. Vander Ploeg’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Vander Ploeg will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Cessna on July 11, 2005. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, an option to purchase 50,000 shares of Common Stock, and participation in an equity-based performance incentive plan. Mr. Cessna’s annual base salary was increased to $345,550 in August 2008 as described above. The agreement contains confidentiality and non-compete provisions during employment and for 24 months after termination of employment. In the event Mr. Cessna’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Cessna will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Korte on December 6, 2005. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, an option to purchase 50,000 shares of Common Stock, relocation benefits and participation in an equity-based performance incentive plan. Mr. Korte’s annual base salary was increased to $345,550 in August 2008 as described above. The agreement contains confidentiality and non-compete provisions during employment and for 24 and 18 months respectively after termination of employment. In the event Mr. Korte’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Korte will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

Each of the employment agreements described above was amended on December 31, 2008 in order to bring the agreements into compliance with Section 409A of the Code. The amendments did not change the amounts of or reasons for potential payments under the agreements.

Outstanding Equity Awards. The following table provides information regarding options held at fiscal year end by the Named Executive Officers:

Outstanding Equity Awards at April 25, 2009

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Vander Zanden	3,336	—		$15.50	6/1/2009	—	—	51,000	$913,410
	100,000	—		$17.69	3/27/2010
	50,000	—		$24.10	11/5/2012
	125,000	125,000	(1)	$38.91	2/20/2017
Thomas M. Slagle	50,000	50,000	(1)	$36.82	3/15/2017	—	—	28,000	$501,480
Steven F. Korte	37,500	12,500	(1)	$36.82	12/7/2015	—	—	10,000	$179,100
Gregory D. Cessna	37,500	12,500	(1)	$36.82	12/7/2015	—	—	10,000	$179,100
David N. Vander Ploeg	—	35,000	(1)	$29.48	5/5/2018	—	—	5,000	$89,550

(1)	Options vest in four equal annual installments. No unvested options were “in-the-money” based on the closing price of the Company’s common stock of $17.91 as of April 25, 2009.

(2)	Represents the “target” number of shares of common stock that the recipient will receive at the end of the three-year performance period if the average EPS goal is attained at 100%.

Option Exercises. The following table provides information regarding options to acquire Common Stock exercised during fiscal 2009 by the Named Executive Officers.

Options Exercised—Fiscal 2009

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
David J. Vander Zanden	5,834	$92,352
Thomas M. Slagle	—	—
Steven F. Korte	—	—
Gregory D. Cessna	—	—
David N. Vander Ploeg	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying the options on the dates of exercise and the aggregate exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments Upon Termination by the Company

Upon termination of his employment agreement without cause, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his contract. Based upon the terms of the agreement, the minimum amount of salary continuation Mr. Vander Zanden would receive is two years of annual base salary and the maximum is three years of annual base salary. During any period of salary continuation, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

Upon termination without cause, Messrs. Slagle, Vander Ploeg, Cessna and Korte are eligible for a severance payment of 12 months of base salary as further quantified in the table below.

No payments are required to any Named Executive Officer upon termination for cause (in each case, as defined in the applicable agreement).

Potential Payments Upon Retirement, Death or Disability

Executive officers are not eligible for any additional benefits upon retirement. Upon death or disability, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned.

Potential Payments Upon a Change of Control

Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

The table below reflects the amounts that would have been payable to each of the Named Executive Officers of the Company had such person terminated his employment effective as of April 25, 2009. The actual amounts payable can only be determined at the time of an individual’s separation from the Company.

Name and Benefit	Voluntary Termination	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control (2)	Disability	Death
David J. Vander Zanden
Base Salary (1)	$—	$—	$1,584,863	$—	$1,584,863	$1,584,863	$1,584,863
Equity Award Vesting acceleration (3)					$913,410	$—	$—
Thomas M. Slagle
Base Salary	$—	$—	$543,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$501,480	$—	$—
David N. Vander Ploeg
Base Salary	$—	$—	$330,000	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$89,550	$—	$—
Steven F. Korte
Base Salary	$—	$—	$310,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$179,100	$—	$—
Gregory D. Cessna
Base Salary	$—	$—	$310,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$179,100	$—	$—

(1)	The salary continuation benefits reflected for Mr. Vander Zanden reflect the amount payable assuming termination on the last day of fiscal 2009. The minimum amount payable would be two years of annual base salary, or $1,350,000 and the maximum amount payable, assuming termination on the first day of a three-year renewal period of his employment contract, would be $2,025,000. During any period of salary continuation, Mr. Vander Zanden and his family shall continue receive health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

(2)	Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his contract. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

(3)	Based on the closing market price of the Company’s common stock of $17.91 on April 25, 2009, no unvested options were “in-the-money,” and therefore acceleration of unvested options would not have resulted in any additional payments to the Named Executive Officers. The amounts shown reflect the accelerated vesting of NSUs, which are payable at target upon a change of control.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee Charter provides for the Committee to review the level and composition of compensation provided to non-employee members of the Board of Directors on a periodic basis, and to any changes. Such approval shall be ratified by a majority of independent members of the Board of Directors.

The current compensation program for non-employee directors is designed to both provide a fair compensation for work required of directors of company the size and complexity of School Specialty, Inc. and align the interests of directors with those of our shareholders. Non-employee directors are compensated with a combination of both cash and equity-based compensation. The Committee’s target for the equity component of the annual director compensation is at least 50 percent of the total annual director compensation.

Non-employee directors are currently paid an annual retainer of $50,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors. The non-executive chairman is paid an additional annual retainer of $50,000, and the Audit, Compensation, and Nominating and Governance Committee chairpersons are paid additional annual retainers of $10,000, $5,000 and $5,000, respectively

Non-employee directors are granted options under our stock incentive plans to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors. During the June meeting of the Board of Directors each year, non-employee directors are awarded an annual grant under our stock incentive plans which approximates at least $65,000 in value. This target amount of equity-based compensation is based on the Committee’s estimate of the average annual cash compensation earned by the Company’s directors. While the Committee has typically targeted equity-based compensation to represent at least 50% of the total annual director compensation, for fiscal 2010, the Committee is targeting equity-based compensation to be approximately 40% of total compensation. The Committee is targeting the lower percent for upcoming grants due to the significant decline the Company’s stock price over the past year. The Committee believes that the current historically low valuation in the Company’s stock price may lead to an atypical increase in the future value of current awards.

Prior to fiscal 2008, this equity award was granted entirely in the form of stock options. Beginning in fiscal 2009, the Committee has targeted that approximately one-half the value of this annual equity-based compensation is granted in the form of stock options, and approximately one-half the value of this equity-based compensation is granted in the form full-share awards, or NSUs. In June 2008, non-employee directors were each awarded 3,400 stock options and 1,100 NSUs. Stock options are granted at an exercise price equal to the fair market value on the date of grant and have three year, variable vesting schedules (20% after year one, 50% cumulative after year two, and 100% cumulative after year three). The NSUs are fully earned and vested after the one-year anniversary of the date of grant.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Total ($)
Terry L. Lay	$110,000	$28,394	$79,233	$217,627
Edward C. Emma	$62,000	$28,394	$116,534	$206,928
Herbert A. Trucksess, III	$71,000	$28,394	$99,695	$199,089
Jacqueline F. Woods	$66,000	$28,394	$106,592	$200,987
Jonathan J. Ledecky	$52,000	$28,394	$79,233	$159,627
A. Jacqueline Dout	$60,000	$28,394	$49,662	$138,057

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with SFAS 123(R), disregarding the estimate of forfeitures for service-based vesting conditions, and thus include amounts from awards granted during fiscal 2009 and also awards granted prior to fiscal 2009. The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2009. As of April 25, 2009 each Director had the following number of options outstanding: Terry L. Lay: 33,400; Edward C. Emma: 23,400; Herbert A. Trucksess, III: 23,400; Jacqueline F. Woods: 23,400; Jonathan J. Ledecky: 53,400; and A. Jacqueline Dout: 18,400.

(2)	In June 2008, each director received 1,100 NSUs, which fully vested as of June 23, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year end April 25, 2009.

The Compensation Committee:

Edward C. Emma (Chairman)

Herbert A. Trucksess, III

Jacqueline F. Woods

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee, nor anyone who was a member of the Compensation Committee during fiscal 2009, has ever been an officer of School Specialty or any of our subsidiaries, and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2009, the Audit Committee met five times, and the Audit Committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the Chief Financial Officer and independent registered public accounting firm prior to their filing with the SEC.

In June 2009, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2010.

Independent Registered Public Accounting Firm Independence and Fiscal 2009 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent registered public accounting firm for the 2009 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Audit Committee also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2009 audit of the financial statements.

Fiscal 2009 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended April 25, 2009 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that our audited financial statements and MD&A be included in our annual report on Form 10-K for the fiscal year ended April 25, 2009 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The aggregate fees billed for professional services by Deloitte during fiscal 2009 and fiscal 2008 were approximately as follows:

Type of Fees	Fiscal 2009	Fiscal 2008
Audit Fees	$700,000	$710,000
Audit-Related Fees	19,500	17,000
Tax Fees	212,200	255,000
All Other Fees	0	0

Total	$931,700	$982,000

In the above table, “audit fees” are fees School Specialty paid Deloitte for professional services for the audit of School Specialty’s consolidated financial statements included in its annual report on Form 10-K and review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Services related to School Specialty’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are included in audit fees for fiscal 2009 and 2008. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of School Specialty’s financial statements. Audit-related services for fiscal 2008 included services related to a benefit plan audit. Audit-related services for fiscal 2009 included services related to a benefit plan audit and a benefit plan registration statement. “Tax fees” are fees for tax compliance, tax advice, and tax planning. Tax-related services for fiscal 2009 and fiscal 2008 included tax return preparation and consulting. There were no “other fees” paid in fiscal 2009 or fiscal 2008.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte. However, the Audit Committee has delegated the approval of one category of non-audit services, post-closing accounting services related to School Specialty’s future acquisitions and dispositions, to the Chairman in the event it is not administratively expedient for the full Audit Committee to approve and authorize such services. In such case, the Chairman is required to make a report to the full Audit Committee at its next meeting. All audit and non-audit services provided by Deloitte during fiscal 2009 were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee does not complete its reviews of the matters described above prior to School Specialty’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee:

Herbert A. Trucksess, III (Chairman)

Terry L. Lay

A. Jacqueline Dout

PROPOSAL TWO: AMENDMENT OF THE SCHOOL SPECIALTY, INC. ARTICLES OF INCORPORATION WITH RESPECT TO SHAREHOLDER ELECTION OF DIRECTORS APPOINTED TO FILL BOARD VACANCIES

Background

Under School Specialty’s Articles of Incorporation and Bylaws, any vacancy on the Board of Directors resulting from shareholder removal of a director in accordance with the Bylaws that is not filled by the shareholders at the same meeting at which such removal occurs, or any vacancy resulting from an increase in the number of directors or caused by the death or resignation of a director, is to be filled by the vote of a majority of the directors then in office. Currently, any director so elected by the Board to fill a vacancy will hold office for the remaining term of directors of the class to which he or she has been elected and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.

In order to reduce the amount of time during which a director could serve without having been approved the Company’s shareholders, in December 2008, upon the recommendation of the Governance/Nominating Committee, the Company’s Board of Directors voted unanimously to adopt an amendment to the Bylaws to provide that any director so elected to fill a vacancy on the Board will hold office until the next annual meeting of shareholders of the Company, regardless of the remaining term of directors of the class to which the director has been elected, or until his or her earlier death, resignation or removal. Under the Bylaws, as amended, at the next annual meeting of shareholders, the shareholders will vote to fill the director position for the balance of the term associated with that position.

Because it believes director election procedure set forth in the amended Bylaws is in the best interests of the Company’s shareholders, the Board of Directors approved corresponding amendments to Article VII, Section C of the Company’s Articles of Incorporation in order to give full effect to the amended procedures. Under the Wisconsin Business Corporation Law, the amendments to the Articles of Incorporation are subject to approval by the Company’s shareholders.

Proposed Amendments

The proposed amendments to the Company’s Articles of Incorporation, as described above, are as follows:

C.	Tenure and Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director; provided that any vacancy resulting from removal from office by a vote of the shareholders may be filled by a vote of the shareholders at the same meeting at which such removal occurs. Any director so elected by the shareholders at the same meeting at which such removal occurs to fill any vacancy on the Board caused by such removal shall hold office for the remaining term of directors of the class to which he or she has been elected and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal. Notwithstanding any provisions of this Article VII to the contrary, any director elected by the Board of Directors in accordance herewith to fill any vacancy on the Board shall hold office until the next annual meeting of shareholders, regardless of the remaining term of directors of the class to which the director has been elected, or until his or her earlier death, resignation or removal. At the next annual meeting of shareholders, the shareholders will vote to fill the director position, and any director so elected shall hold office for the remaining term of the class to which the director has been elected.

The Board of Directors unanimously recommends a vote FOR approval of the proposed amendments to the Articles of Incorporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of April 25, 2009 regarding shares of our Common Stock outstanding and available for issuance under our equity compensation plans – the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “1998 Plan”), the 2002 Stock Incentive Plan (the “2002 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”). Under the 2002 Plan, we may grant stock options and other awards from time to time to employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty. No additional options may be granted under the 1998 Plan, which expired on June 8, 2008. The 1998 Plan was approved by the Company’s shareholders on August 29, 2000 and the 2002 Plan was approved by the shareholders on August 27, 2002. An amended and restated version of the 2002 Plan was approved by the shareholders on August 29, 2007. The 2008 Plan was approved by the shareholders on August 19, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	1,771,108	$32.87	2,167,743
Equity compensation plans not approved by security holders (2)	0	0	0
Total	1,771,108	$32.87	2,167,743

(1)	Grants of shares of Common Stock under the 2002 Plan are limited to 1,500,000 shares, and under the 2008 Plan are limited to 2,000,000 shares.

(2)	Each of School Specialty’s equity compensation plans has been approved by School Specialty’s shareholders.

(3)	Amounts shown include 134,970 shares subject to NSUs awarded to executive officers, assuming achievement of the performance goals related to such NSUs at target level, and 6,600 shares subject to NSUs granted to directors.

(4)	Prices shown do not include shares subject to unvested NSUs.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 24, 2010. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 25, 2009. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010.

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2010 Annual Meeting of Shareholders must be submitted to us no earlier than May 20, 2010 and no later than June 19, 2010. Any other shareholder proposed business to be brought before the 2010 Annual Meeting of Shareholders must be submitted to us no later than March 16, 2010. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our Bylaws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2010 Annual Meeting of Shareholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before March 16, 2010. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Shareholders may obtain a copy of our Annual Report on Form 10-K for fiscal 2009 at no cost by writing to Ms. Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

PRELIMINARY COPIES

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 18, 2009

8:30 a.m. Central Time

Headquarters of School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin

Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: 1-888-388-3224.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on August 18, 2009: School Specialty’s Proxy Statement and

Annual Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SCHOOL SPECIALTY, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints David J. Vander Zanden and Thomas M. Slagle, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 6, 2009 at the 2009 Annual Meeting of Shareholders of School Specialty, Inc. to be held on August 18, 2009, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted “FOR” the election of the individuals nominated to serve as Class II directors, “FOR” the approval of the amendment to School Specialty’s Articles of Incorporation with respect to shareholder election of directors appointed to fill Board vacancies and “FOR” the ratification of the appointment of the independent registered public accounting firm, each of which is being proposed by School Specialty, Inc.

(Continued and to be signed on reverse side.)

ANNUAL MEETING OF SHAREHOLDERS

SCHOOL SPECIALTY, INC.

August 18, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the cut-off or meeting date.

i ☒ Please mark your votes as in this example. i

1.	Election of two directors to serve until the 2012 Annual Meeting of Shareholders as Class II directors.

	☐	FOR ALL NOMINEES	NOMINEES: David J. Vander Zanden Jacqueline F. Woods
	☐	WITHHOLD AUTHORITY
	☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here :
2.	Approval of the amendment to School Specialty’s Articles of Incorporation with respect to shareholder election of directors appointed to fill Board vacancies.
	☐	FOR
	☐	AGAINST
	☐	ABSTAIN
3.	Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2009.
	☐	FOR
	☐	AGAINST
	☐	ABSTAIN
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.
	No. of shares		Date: , 2009

Check appropriate box Indicate changes below:
(Signature of Shareholder)
Address Change? ☐ Name Change? ☐

(Signature of Shareholder – if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by authorized person and state your title.